Exhibit 99.1

SIX FLAGS ANNOUNCES FULL-YEAR AND FOURTH QUARTER 2009 RESULTS

New York, NY — March 5, 2010 — Six Flags, Inc. (OTCBB: SIXFQ) announced today its consolidated operating results for the year and quarter ended December 31, 2009.(1)

Twelve Month Results

Revenue in 2009 totaled $912.9 million compared to $1.02 billion in 2008, representing an 11% decrease.  The decrease is attributable to a 1.5 million (6%) decrease in attendance coupled with a $1.94 (5%) decrease in total revenue per capita (representing total revenue divided by total attendance).  The attendance reduction was driven by a decline in group sales, reflecting cutbacks in outings by companies, schools and other organizations, as well as reduced complimentary and free promotional tickets.  The reduction in total revenue per capita reflects decreased guest spending on admissions, food and beverages, games and merchandise and other in-park offerings, as well as decreased licensing and other fees.

Per capita guest spending, which excludes sponsorship, licensing and other fees, decreased $1.39 (4%) to $36.58 from $37.97 in 2008.  Admissions revenue per capita decreased $0.53 (3%) in 2009 compared to the prior year, and was driven by the exchange rate impact on admissions revenue at the Company’s parks in Mexico and Canada ($0.27) as well as price and ticket mix (i.e. season pass, main gate, group sales and other discounted or complimentary tickets).  Decreased revenues from food and beverages, games, retail, and other in-park

(1) Reported results from continuing operations for all periods presented exclude the results of parks sold in prior years and the park in New Orleans, Louisiana, which has been closed since August 2005 due to damage caused by Hurricane Katrina.  The Company has terminated its lease with the City of New Orleans and settled the related litigation.

offerings resulted in a $0.86 (5%) decrease in non-admissions per capita guest spending in 2009 compared to 2008, of which approximately $0.26 was attributable to the exchange rate impact at the Company’s parks in Mexico and Canada.

Revenues for 2009 were also impacted by a decline in international licensing and other fees of $16.9 million compared to the prior year.

The 2009 results reflect the overall impacts of the negative macroeconomic environment, the Company’s bankruptcy filing under chapter 11 of the United States Bankruptcy Code, which occurred in June 2009 (the “Chapter 11 Filing”), and adverse weather compared to the prior-year period.  In addition, attendance at the Company’s parks in Mexico and Texas was adversely affected by the second quarter outbreak of the swine flu.

Cash operating expenses(2) for 2009 decreased by 2% to $696.6 million compared to such expenses in 2008.  The decrease reflects favorable currency impacts at the Mexico City and Montreal parks, reduced cash-based incentive compensation, lower cost of sales due to decreased in-park revenues, and decreased insurance expense, partially offset by higher labor costs at the parks primarily reflecting increased minimum wages, as well as increased pension and workers compensation costs.

Non-cash operating expenses of depreciation, amortization, stock-based compensation and loss on disposal of assets decreased $2.7 million, or 2%, in 2009 to $160.8 million, compared with $163.5 million in 2008, driven by decreased loss on disposal of assets and decreased stock-based compensation, partially offset by an increase in depreciation expense.

The Company incurred a loss from continuing operations of $205.9 million in 2009 compared to a $63.4 million loss in 2008.  The increase of $142.5 million was driven by $138.9 million of reorganization items associated with the Chapter 11 Filing, $108.4 million decrease in revenues and the prior-year debt extinguishment gain of $107.7 million.  The increase was partially offset by a $113.7 million decrease in income tax expense primarily reflecting the prior-year increase in the valuation allowance for deferred tax assets, $77.6 million of reduced net interest expense reflecting the cessation of interest accruals on the Company’s debt subject to compromise as a result of the Chapter 11 Filing, the write-off of discounts, premiums and deferred financing costs and lower effective interest rates, and the decreased cash and non-cash operating expenses.

(2) Cash operating expenses are presented as costs and expenses excluding depreciation, amortization, stock-based compensation and loss on disposal of assets in the statement of operations data.

2

Adjusted EBITDA(3) for 2009 was $193.7 million, which represents a decrease of $81.6 million from the Adjusted EBITDA of $275.3 million for 2008, reflecting the impact of reduced revenues partially offset by lower cash operating expenses and lower third party interest in the EBITDA of certain operations.

Three Month Results

Total revenue of $101.8 million decreased 14% from the prior-year quarter’s total of $118.1 million, primarily reflecting reduced attendance and a reduction in licensing and other fees.  Attendance for the quarter was 2.6 million, a decrease of 16% from 3.1 million in the fourth quarter of 2008, primarily due to a loss of approximately 450,000 in attendance in October 2009 compared to October 2008, reflecting adverse weather conditions, especially on the east coast of the United States.

Per capita guest spending increased 6% to $35.47 from $33.60 in the fourth quarter of 2008, reflecting increased per capita admissions driven by timing of revenue recognition for 2009 tickets purchased and not used, partially offset by decreased per capita spending on food, games, retail and catering.  Included in the higher guest spending is the favorable exchange rate impact at the Company’s parks in Mexico and Canada in the current-year quarter, affecting U.S. dollar translated results.  Exchange rates accounted for approximately $0.12 of the guest spending per capita increase for the quarter compared to the prior-year quarter.

Revenues for the quarter also were affected by a decline in sponsorship, licensing and other fees of $4.3 million compared to the prior-year quarter, primarily driven by lower international licensing and other fees.

Cash operating expenses for the quarter of $118.6 million were stable compared to the fourth quarter of 2008, reflecting increased repair and maintenance expense, currency impact at the Mexico City and Montreal parks, and increased sales taxes, partially offset by reduced cash-based incentive compensation and reduced cost of sales.

Non-cash operating expenses of depreciation, amortization, stock-based compensation and loss on disposal of assets increased $6.9 million, or 18%, in the fourth quarter of 2009 to $45.2 million, compared with $38.2 million in the fourth quarter of 2008, primarily driven by increased depreciation expense and loss on disposal of assets.

The Company’s loss from continuing operations in the fourth quarter of 2009 decreased to $125.9 million compared to $203.6 million in the prior-year quarter.  The decrease of $77.7 million was driven by a $111.8 million decrease in income tax expense primarily reflecting the prior-year increase in the valuation allowance for deferred tax assets, a $28.0 million

(3) Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), reorganization items, other (income) expense, net (gain) loss on debt extinguishment, equity in operations of partnerships, interest expense (net), amortization, depreciation, stock-based compensation, (gain) loss on disposal of assets minus interests of third parties in EBITDA of the three parks, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.

3

decrease in interest expense reflecting the cessation of interest accruals on the Company’s debt subject to compromise as a result of the Chapter 11 Filing and lower effective rates, and a $14.6 million change in other (income) expense.  The reduced loss from continuing operations was partially offset by a $53.1 million increase in reorganization costs associated with the Chapter 11 Filing, as well as a $16.2 million reduction in revenues and increased non-cash operating expenses.

Adjusted EBITDA for the quarter decreased by $16.5 million to an $11.3 million loss compared to $5.2 million positive Adjusted EBITDA for the prior-year quarter, reflecting the impact of reduced revenues.

Recent Developments

On June 13, 2009, Six Flags, Inc., Six Flags Operations Inc., Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-12019).  As a result, the financial statements reflect the Company’s status as debtor in possession (“DIP”) since that date.

As of December 31, 2009, the Company had unrestricted cash of $164.8 million.  Based on the final orders by the Bankruptcy Court with respect to the use of cash, the Company does not currently expect it will require DIP financing during the chapter 11 proceedings.  However, if the Company’s emergence is delayed beyond mid-April, it may require DIP financing to fund operations and obligations to redeem limited partnership units that are “put” to the Company related to the Six Flags Over Texas and Six Flags Over Georgia, including White Water Atlanta, parks.

In February 2010, in connection with the Chapter 11 Filing, the Company decided to reject the lease with the Kentucky State Fair Board relating to the Company’s Louisville park and the Company will no longer operate the park.  Matters relating to the closure of the Louisville park, including lease and contract rejection issues, remain pending in the Bankruptcy Court and the Company is unable to estimate precisely the rejection damages that may result.  The Company has recorded appropriate provisions for impairment of the Louisville park operations, which is included in reorganization items in the statement of operations for the quarter ended December 31, 2009.

The Company’s proposed reorganization plan contemplates that its existing common and preferred stockholders as well as certain unsecured creditors will have their claims compromised by order of the Bankruptcy Court.   As a result, interest accruing after the date of the Chapter 11 Filing has not been recognized as interest expense, except for interest on the Company’s Senior Secured Credit Facility dated May 25, 2007, which is not expected to be compromised pursuant to the Company’s proposed reorganization plan.

4

About Six Flags

Six Flags, Inc. is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ ability to develop, prosecute, confirm and consummate one or more Chapter 11 plans of  reorganization; the potential adverse impact of the Chapter 11 Filing on Six Flags’ operations, management and employees; risks associated with third parties seeking and obtaining court approval to terminate or shorted the exclusivity period for Six Flags to propose and confirm a plan of organization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; customer response to the Chapter 11 Filing; and  the risk factors or uncertainties listed from time to time in Six Flags’ filings with the Securities and Exchange Commission (“SEC”) and with the Bankruptcy Court in connection with the  Chapter 11 Filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, its Current Reports on Form 8-K filed with the SEC on July 23, 2009 and December 18, 2009, and its other filings and submissions with the SEC, each of which are available free of charge on Six Flags’ website http://www.sixflags.com.

# # #

Media Contact:  Sandra Daniels — (212) 652-9393         Investor Relations: William Schmitt — (203) 682-8200

5

Six Flags, Inc.

(Debtor-in-Possession as of June 13, 2009)

Three and Twelve Months Ended December 31, 2009 and 2008

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Statements of Operations Data (1)
Revenue	$101,848	$118,051	$912,861	$1,021,298

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	118,586	117,708	696,551	713,845
Depreciation	37,710	34,801	144,919	138,406
Amortization	285	223	972	1,203
Stock-based compensation	635	(99)	2,597	6,202
Loss on disposal of assets	6,544	3,311	12,361	17,692
Interest expense (net)	14,917	42,934	105,435	183,028
Equity in (income) loss from operations of partnerships	(952)	(562)	(3,122)	806
Net (gain) on debt extinguishment	—	—	—	(107,743)
Other (income) expense	(788)	13,780	17,304	14,627

Income (loss) from continuing operations before reorganization items, income taxes and discontinued operations	(75,089)	(94,045)	(64,156)	53,232
Reorganization items	53,101	—	138,864	—

Income (loss) from continuing operations before income taxes and discontinued operations	(128,190)	(94,045)	(203,020)	53,232
Income tax expense (benefit)	2,312	(109,521)	(2,902)	(116,630)

Loss from continuing operations before discontinued operations	(125,878)	(203,566)	(205,922)	(63,398)

Discontinued operations	10,349	74	11,827	(15,691)

Net loss	$(115,529)	$(203,492)	$(194,095)	$(79,089)

Less: Net (income) loss attributable to noncontrolling interests	$—	$596	$(35,072)	$(40,728)

Net loss attributable to Six Flags, Inc.	$(115,529)	$(202,896)	$(229,167)	$(119,817)

Net loss applicable to Six Flags, Inc. common stockholders	$(115,529)	$(208,389)	$(245,509)	$(141,787)

Per share - basic and diluted:
Loss from continuing operations applicable to Six Flags, Inc. common stockholders	$(1.29)	$(2.14)	$(2.63)	$(1.30)
Discontinued operations applicable to Six Flags, Inc. common stockholders	$0.11	$0.00	$0.12	$(0.16)

Net loss applicable to Six Flags, Inc. common stockholders	$(1.18)	$(2.14)	$(2.51)	$(1.46)

Balance Sheet Data

(In Thousands)

	December 31, 2009	December 31, 2008
Balance Sheet Data
Cash and cash equivalents (excluding restricted cash)	$164,830	$210,332
Total assets	2,907,652	3,030,129

Current portion of long-term debt (2)	308,749	253,970
Long-term debt (excluding current portion) (2)	829,526	2,044,230

Redeemable noncontrolling interests	355,933	414,394
Mandatory redeemable preferred stock (2)	—	302,382

Total stockholders’ deficit	(584,174)	(376,499)

Leverage Ratio (3)	8.32	5.39
Restricted Subsidiary Leverage Ratio (3)	6.09	3.81

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Other Data:
Adjusted EBITDA (4)	$(11,335)	$5,153	$193,711	$275,254
Weighted average shares outstanding - basic and diluted	98,054	97,433	97,720	96,950
Net cash provided by (used in) operating activities	$(44,897)	$(37,380)	$77,763	$107,657

The following table sets forth a reconciliation of net loss to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net loss	$(115,529)	$(203,492)	$(194,095)	$(79,089)
Discontinued operations	(10,349)	(74)	(11,827)	15,691
Income tax expense (benefit)	(2,312)	109,521	2,902	116,630
Reorganization items	53,101	—	138,864	—
Other (income) expense	(788)	13,780	17,304	14,627
Net (gain) on debt extinguishment	—	—	—	(107,743)
Equity in (income) loss from operations of partnerships	(952)	(562)	(3,122)	806
Interest expense (net)	14,917	42,934	105,435	183,028
Loss on disposal of assets	6,544	3,311	12,361	17,692
Amortization	285	223	972	1,203
Depreciation	37,710	34,801	144,919	138,406
Stock-based compensation	635	(99)	2,597	6,202
Third party interest in EBITDA of certain operations (5)	5,403	4,810	(22,599)	(32,199)

Adjusted EBITDA	$(11,335)	$5,153	$193,711	$275,254
Cash paid for interest (net) and debt issuance costs	(8,447)	(39,282)	(83,811)	(167,166)
Capital expenditures (net of property insurance recoveries)	(24,997)	(6,409)	(98,717)	(90,251)
Cash dividends and taxes	(515)	(604)	(4,606)	(12,230)

Free Cash Flow (6)	$(45,294)	$(41,142)	$6,577	$5,607

NOTES

(1)   Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles (“GAAP”).

(2)   Excludes amounts that have been reclassified to liabilities subject to compromise (current portion of long-term debt ($131.1 million), long-term debt ($1.137 billion) and the PIERS ($306.6 million)).

(3)   Under the terms of the $400,000,000 12 1/4% Senior Notes of Six Flags Operations, Inc. (“New Notes”), we must disclose on a quarterly basis the Leverage Ratio and Restricted Subsidiary Leverage Ratio, both as defined in the terms of the New Notes.

(4)   Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), reorganization items, other (income)expense, net (gain) loss on debt extinguishment, equity in operations of partnerships, interest expense (net), amortization, depreciation, stock-based compensation, (gain) loss on disposal of assets minus interests of third parties in EBITDA of the three parks (see Note 4 below), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.  The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance.  In addition, Adjusted EBITDA is approximately equal to “Consolidated Cash Flow” as defined in the indentures relating to the Company’s senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(5)   Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.

(6)   Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, and debt issuance costs (ii) capital expenditures net of property insurance recoveries and (iii) cash dividends and taxes.  The Company believes that Free Cash Flow is used by many investors, equity analysts and rating agencies as a measure of performance.  Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Free Cash Flow as defined in this this release may differ from similarly titled measures presented by other companies.